Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of this 5th day of December, 2019, by and between TAILORED SHARED SERVICES, LLC (“SSU”), a wholly owned subsidiary of Tailored Brands, Inc. (“TBI”) (collectively, SSU and TBI shall be referred to as “TAILORED BRANDS” or the “Company”), and MARY BETH BLAKE (“Blake”).

Recitals

i.          In consideration of Blake’s acceptance of this Agreement and, pursuant to it, TAILORED BRANDS is agreeable to paying to Blake the payments and benefits under this Agreement.

ii.         In consideration of TAILORED BRANDS’ acceptance of this Agreement and its agreement to pay Blake the payments and benefits under this Agreement, Blake is willing to execute this Agreement and any and all releases of claims described under this Agreement.

Based on these recitals and in consideration of the mutual promises and agreements set forth in this Agreement, Blake and the Company agree as follows:

Terms

1.        Termination of Employment.

a.        Termination. By executing this Agreement, Blake acknowledges that her employment shall continue through December 31, 2019 and be terminated on such date (“the Termination Date”). If Blake executes and does not revoke this Agreement, and continues as an active and engaged employee of the Company then she shall continue to receive the salary and benefits she is now receiving. Blake acknowledges and agrees that as of the Termination Date she shall cease to serve as an employee, officer, agent or representative of TAILORED BRANDS and its direct and indirect parent(s), subsidiaries and affiliates and shall not represent herself as being any of the foregoing. As of the Termination Date, Blake will receive a lump sum payment in cash, less applicable taxes and withholdings, to be paid in the Company’s customary payroll cycle immediately following the Termination Date, equal to (i) Blake’s annual salary earned, through the Termination Date; (ii) any accrued time off pay earned by Blake; and (iii) any unreimbursed business expenses of Blake, in each case, to the extent not theretofore paid.

b.       Separation Payments. Conditioned upon Blake’s not terminating her employment prior to the Termination Date, her execution of a release of claims satisfactory to the Company effective through the Termination Date (the “Second Release”), and her continued compliance with the covenants contained in Sections 4 and 5 of this Agreement, the Company shall provide the following payments and benefits to Blake, less applicable taxes and withholdings:

i.                    $600,000.00, calculated in accordance with the customary payroll practices of the Company to be paid through the first anniversary of the Termination Date in substantially equal installments in accordance with the customary payroll practices of the Company;

ii.                  A lump sum payment in cash equal to $42,000.00, representing the Bonus earned by Blake under the Company’s annual cash bonus program for executive officers for the fiscal year of the Company ending following the Termination Date, to be paid no later than April 15, 2020.

iii.                A lump sum payment in cash equal to $40,000.00, payable within 15 days of the Termination Date, in consideration of certain equity that would have vested in April 2020.

iv.                 A lump sum payment in cash equal to $12,000.00 for health insurance premiums. Blake understands and agrees that the Company provided health care coverage ends on the Termination Date and Blake is responsible for enrolling in health insurance through the marketplace or COBRA in order to obtain coverage.

v.                   Up to $10,000.00 for outplacement services upon the Company’s receipt of appropriate invoices from Blake for such services.

vi.                 Any other benefits to which Blake is entitled under the terms and conditions of the Company’s plans and policies including, without limitation, reimbursement of expenses related to Company requested travel from Blake’s home in St. Louis, MO.

2.         Release of Claims by Blake.

a.         In consideration for the payments and benefits provided for in Section 1(b) and other good and valuable consideration, Blake hereby releases TAILORED BRANDS, its parent companies, subsidiaries, and affiliates and all of their respective officers, directors, employees, insurers and agents (collectively, the “Released Parties”) from any and all claims, arising on or before the date of execution of this Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including but not limited to those claims asserted or that could have been asserted arising from or in any way related to her employment with and/or separation from TAILORED BRANDS or any of its subsidiaries or affiliates, and this release includes any claims she might have for re-employment or for additional compensation or benefits, including claims for violations of the California Labor Code and the federal Equal Pay Act, as amended, and applies to claims under federal law, state law, contract or tort, including but not limited to applicable state civil rights laws, the California Fair Employment & Housing Act, Cal. Govt. Code § 12940 et. seq. (“FEHA”), the California Family Rights Act, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Civil Rights Acts (42 U.S.C. Sections 1981-88), the Americans With Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act of 2002, Pub. L. No. 107-204, 116 Stat. 745, Family and Medical Leave Act, the Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.) (“ADEA”), the Older Workers Benefit Protection Act, and any regulations under such laws. Further, Blake acknowledges that she is receiving consideration for her release of any claim under the ADEA in addition to anything of value to which she was already entitled.

b.         Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under any employee benefit plan covered under the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) as applicable on the date this Agreement is signed, (iii) that may arise after this Agreement is signed, or (iv) which cannot be released as a matter of law by private agreement. In addition, nothing contained in this Agreement shall prevent Blake from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although, by signing this release, Blake hereby waives rights to individual relief based on claims asserted in such a charge or complaint, except where such a waiver of individual relief is prohibited (provided, however, that nothing herein limits her right to receive an award for information submitted pursuant to Section 21F of the Securities Exchange Act of 1934).

c.         Blake understands and agrees that claims or facts in addition to or different from those which are now known or believed by her to exist may hereafter be discovered, but it is her intention to fully and forever release, remise and discharge all claims which she had, may have had, or now have against the Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, without regard to the subsequent discovery or existence of such additional or different facts.

3.         No Suit. Blake represents and warrants that she has not previously filed, and to the maximum extent permitted by law agrees that she will not file, a complaint, charge, or lawsuit against any of the Released Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, Blake filed or files such a complaint, charge, or lawsuit, Blake agrees that she shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Released Parties against whom she has filed such a complaint, charge, or lawsuit.

4.        Cooperation Clause. After the Termination Date, Blake agrees to exercise her best, good faith efforts to (a) cooperate fully with the Company and its affiliates and their respective counsel in connection with any pending or future litigation, arbitration, administrative proceedings, or investigation relating to any matter that occurred during her employment in which she was involved or of which she has knowledge; and (b) respond in good faith to any telephone calls and/or information requests from the Company or its representatives within a reasonable period of time. Blake further agrees that, in the event she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise), which in any way relates to her employment by TAILORED BRANDS, she will give prompt notice of such request to the General Counsel of the Company and, unless legally required to do so, will make no disclosure until the Company and/or its affiliates have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Failure to cooperate or respond in a timely fashion will be considered a material breach of this Agreement. If Blake is required to travel or incur other expenses as a result of any requests made to her by the Company pursuant to this Cooperation Clause, the Company shall bear, and reimburse Blake for, all reasonable out of pocket costs of any such expenses.

5.        Restrictive Covenants.

a.         Non-Competition. Blake acknowledges that she has, while employed, acquired unique and valuable experience with respect to the businesses, operations, plans and strategies of the Company and its subsidiaries. Blake hereby covenants and agrees that, for a period equal to twelve months following the Termination Date, she will not, directly or indirectly, work in any capacity for the following retailers that compete with the Company: Macy’s, Indochino, Nordstrom, Proper Cloth, Bonobos, Brooks Brothers, Black Tux, Dillard’s, DXL, and Kohl’s (collectively the “Named Competitors”). This restriction shall include Blake’s participation in any operations of the Named Competitors with respect to which Blake devoted time as part of her employment on behalf of the Company or one or more of its subsidiaries. This non-competition covenant shall be applicable with respect to the United States, Canada, the United Kingdom and any other country in which Blake would be competing with the business of the Company or its subsidiaries as set forth in this Section 5(a).

b.        Non-Solicitation. For a period equal to twelve months following the Termination Date, Blake shall not directly or indirectly cause, solicit, induce or encourage any employee of the Company or its subsidiaries to terminate his/her employment with the Company or such subsidiary.

c.         Non-Disparagement. Blake agrees not to engage at any time in any form of conduct or make any statements, or direct any other person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of the Company, its affiliates, and their respective past and present officers, directors, shareholders, partners, members and agents. The Company agrees not to engage at any time in any form of conduct or make any statements or direct any person or entity to engage in conduct or make any statements, that disparage, criticize or otherwise impair the reputation of Blake. Nothing contained in this Section 5(c) shall preclude Blake or the Company from providing truthful testimony or statements pursuant to subpoena or other legal process or in response to inquiries from any government agency or entity.

d.         Proprietary Information. Blake acknowledges and agrees that she has acquired as a result of her employment with the Company or otherwise, Proprietary Information (as defined below) of the Company, which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which the Company’s business is predicated. Accordingly, Blake agrees to regard and preserve as confidential at all times all Proprietary Information and to refrain from publishing or disclosing any part of it to any person or entity and from using, copying or duplicating it in any way by any means whatsoever, except in furtherance of the business of the Company or as required by applicable law or legal process. “Proprietary Information” includes all information and data in whatever form, tangible or intangible, pertaining in any manner to pricing policy, marketing programs, advertising, executive training and specific inventory purchase pricing and any written information, including customer lists, of the Company or any affiliate thereof, unless the information is or becomes publicly known through lawful means.

e.         Covenant Exceptions. Notwithstanding the foregoing covenant obligations of this Section 5, Blake understands that nothing in this Agreement shall (i) prohibit her from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company. Moreover, pursuant to 18 USC § 1833(b), Blake is hereby notified that she may be entitled to immunity and protection from liabilities under the Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1831-39) for disclosing a trade secret under the following limited circumstances: (i)  Blake shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Blake files a lawsuit for retaliation by the Company for reporting a suspected violation of law, she may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

f.          Remedy. Blake and the Company agree that a monetary remedy for a breach of this Section 5 will be inadequate and will be impracticable and extremely difficult to prove, and further agree that such a breach would cause the non-breaching party irreparable harm, and that the non-breaching party shall be entitled to specific performance and/or temporary and permanent injunctive relief without the necessity of proving actual damages. Blake and the Company agree that the non-breaching party shall be entitled to such specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by Blake and the Company and both acknowledge that in the absence of such a waiver, a bond or undertaking may be required by the court. In the event of litigation to enforce any of these covenants, the courts are hereby specifically authorized to reform such covenant as and to the extent, but only to such extent, necessary in order to give full force and effect hereto to the maximum degree permitted by law. Blake also agrees that if she is in breach of this Section 5, the Company shall cease all payments and other benefits payable under this Agreement and Blake will be required to repay all amounts paid to her by the Company pursuant to Section 1(b) of this Agreement prior to the time of such breach.

6.        Return of Company Property. Blake must return to the Company all Company property in her possession, custody or control, including, but not limited to, Proprietary Information, computer equipment, software, laptop, iPad, and credit cards. It is understood and agreed that all paper and electronic files, documents, memoranda, letters, handbooks and manuals, facsimile and/or other communications concerning TAILORED BRANDS and its business that were written, authorized, signed, received and/or transmitted prior or during Blake’s employment are and remain Company property. Blake further agrees that she has not and will not (a) copy any computer files, documents or electronic messages to disks or compact disks; (b) forward computer files, documents or electronic messages to personal e-mail accounts or any other e-mail accounts; or (c) delete or destroy any documents, computer files, or electronic messages contained on her computer or the Company’s server.

7.         Voluntary Waiver. TAILORED BRANDS hereby advises Blake to consult with an attorney regarding this Agreement and the release of claims contained herein. By signing below, Blake acknowledges that she has been advised by TAILORED BRANDS to consult with an attorney, and Blake agrees that she has had an opportunity to have an attorney of her choice review this Agreement and the release contained herein before signing this Agreement. Blake acknowledges that she has carefully read and understands all of the provisions of this Agreement and that she is executing this Agreement of her own free will and without duress. Blake also acknowledges receipt of the Agreement on December 5, 2019 and that she has been given at least 21 days to consider it, and that Blake voluntarily signs it and agrees to be bound by its terms. Blake also understands and agrees that this Agreement must be signed between December 5, 2019 and December 26, 2019 and if she does not terminate her employment prior to the Termination Date, she must execute the Second Release in order for her to be entitled to the benefits given under it. Blake also understands she may revoke the Agreement within 7 days after signing it, and unless so revoked, the Agreement will be fully effective upon expiration of the revocation period. Blake understands and agrees that to revoke this Agreement, written notice of the revocation must be received by the following person no later than 11:59 p.m. Pacific Time on the seventh (7th) day from the date this Agreement is signed:

A. Alexander Rhodes, Esq.

Executive Vice President, General Counsel,

Chief Compliance Officer and Corporate Secretary

Tailored Brands, Inc.

6100 Stevenson Boulevard

Fremont, CA 94538

Phone: 510.723.8669

8.         No Further Entitlements. Blake acknowledges and agrees that the payment(s), benefits, and obligations of the Company to Blake provided for in this Agreement are in full discharge of any and all liabilities and obligations of the Company or any of its affiliates to her, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged additional written or oral employment agreement, policy, plan or procedure of TAILORED BRANDS or any of its affiliates and/or any alleged understanding or arrangement between Blake and TAILORED BRANDS or any of its affiliates other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of TAILORED BRANDS or any of its affiliates (but excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s).

9.        Taxes. The payments and provision of benefits referenced in this Agreement shall be subject to withholding for all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.

10.       Entire agreement. This Agreement contains the entire agreement between Blake and the Company regarding Blake’s termination of employment, and supersedes any prior or contemporaneous agreement, understanding, or representation concerning that subject matter.

11.       Civil Code Section 1542. This Agreement constitutes a waiver and release of any and all claims which would otherwise be preserved by operation of Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity. Section 1542 of the Civil Code provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

12.        Binding on Successors. This Agreement shall be binding upon the successors and/or assigns, if any, of TAILORED BRANDS. In light of the payment by TAILORED BRANDS of all amounts due to Blake, she acknowledges and agrees that California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

13.       Reimbursement of Reasonable Business Expenses. By executing this Agreement, Blake is not releasing any claims for reimbursement of business-related expenses under Labor Code Section 2802. Blake is hereby advised of her right to consult with an attorney of her choosing about this business-related expenditures acknowledgement. Blake hereby affirms that she has received full and adequate reimbursement for any necessary business-related expenditures or losses incurred in the course of employment with TAILORED BRANDS and any of its parent companies or affiliates.

14.       Governing Law. This Agreement will be governed by California law without resort to conflict of law principles.

15.       Jointly Drafted. The parties understand and agree that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity will not be construed for or against any party based on attribution of drafting to any party.

16.       Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Blake or the Company or any of its affiliates.

17.       Compliance with Section 409A. This Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and to the extent not so exempt, to comply with the requirements of Section 409A, and the terms of this Agreement shall be construed and administered to give full effect to such intent, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or the Treasury Regulations thereunder. For purposes of Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A, either as separation pay or as short-term deferrals to the maximum possible extent. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Blake may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Blake, (c) the reimbursement of an eligible expense will be made no later than the last day of Blake’s taxable year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as the guarantee of any particular tax treatment to Blake, and neither TAILORED BRANDS nor any of its affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A

Execution by Parties

The Company and Blake acknowledge and represent that they have read this Agreement, understand its terms, and enter into it knowingly and voluntarily.

TAILORED SHARED SERVICES, LLC		MARY BETH BLAKE

By:	/s/ Dinesh Lathi	/s/ Mary Beth Blake
Dinesh Lathi
President and Chief Executive
Officer Dated: Dec, 27, 2019		Dated: Dec, 26, 2019